Exhibit 99

                             [LETTERHEAD OF FINOVA]

CONTACT: Stuart Tashlik
         480/ 636-5355

                           FINOVA CAPITAL CORPORATION
                           ANNOUNCES NET LOSS FOR 2000
                            (SUBJECT TO FINAL AUDIT)


     SCOTTSDALE, ARIZ., APR. 2, 2001 - FINOVA Capital Corporation ("FINOVA Capital"), the principal operating subsidiary of The FINOVA Group Inc. ("FINOVA") today announced a net loss of $936.0 million for the year ended Dec. 31, 2000, compared to net income of $219.0 million in 1999. The results included a net loss from continuing operations of $542.9 million in 2000 compared to net income of $222.0 million in 1999, and a net loss from discontinued operations in 2000 of $393.1 million compared to a net loss of $3.0 million in 1999.

     For the quarter ended Dec. 31, 2000, FINOVA Capital announced a net loss of $718.2 million compared to net income of $57.6 million in the fourth quarter of 1999. The net loss for the fourth quarter of 2000 from continuing operations was $578.0 million compared to net income of $59.6 million in the fourth quarter of 1999, and the net loss from discontinued operations for the fourth quarter of 2000 was $140.1 million compared to a net loss of $2.1 million in the fourth quarter of 1999.

     In 2000, FINOVA Capital experienced a significant deterioration in the credit quality of its portfolio caused in part by a softening U.S. economy and certain industry specific economic weaknesses affecting many of its customers in those industries. Additionally, with the loss of its investment grade credit ratings and limited access to capital, FINOVA Capital's cost of funds increased significantly during the course of the year. The impact of these events and current economic conditions resulted in increased levels of problem accounts and higher cost of funds (resulting in lower interest margins), higher reserve requirements, higher write-offs, losses on investments and disposal of assets, impairment of intangible assets, reduced tax benefits and the decision to exit certain businesses.

OTHER MATTERS

     On Feb. 26, 2001, FINOVA and FINOVA Capital entered into a commitment with Berkshire Hathaway Inc., Leucadia National Corporation and Berkadia, LLC, an entity jointly owned by Berkshire Hathaway and Leucadia pursuant to which Berkadia would lend $6 billion on a senior secured basis to FINOVA Capital, to facilitate a Chapter 11 restructuring of its outstanding debt. On Mar. 7, 2001, FINOVA, FINOVA Capital and seven of their subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code. On the first day of these proceedings, the bankruptcy court granted various orders authorizing FINOVA Capital to continue operating in the ordinary course of business, including funding commitments to its customers. As of the filing date, FINOVA Capital had over $1 billion of cash on hand.

     Due to delays caused by the bankruptcy process and other events, FINOVA Capital has filed for an automatic 15-day extension to file its annual report on Form 10-K with the Securities and Exchange Commission. FINOVA Capital expects to file the 10-K on or before Apr. 16, 2001.

     FINOVA Capital Corporation is a financial services company focused on providing a broad range of capital solutions primarily to midsize business. FINOVA Capital is headquartered in Scottsdale, Ariz. with business offices throughout the U.S. and in London, U.K., and Toronto, Canada. For more information, visit the company's website at www.finova.com.

This news release contains forward-looking statements such as estimates of gains or losses, as well as other predictions or forecasts. FINOVA assumes no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include FINOVA's ability to address its financing requirements in light of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement business strategy, including the ability to successfully conclude its reorganization proceedings and the pending transaction with Berkadia, LLC; the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with continuing or discontinued operations and the disposition of assets; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA Capital's SEC reports, including page 15 of FINOVA Capital's 10-K for 1999.

                                       ##

                           FINOVA Capital Corporation
                          And Consolidated Subsidiaries
                             Selected Financial Data
                            (Subject to Final Audit)
                             (Dollars in Thousands)


                                                           Quarter Ended          Twelve Months Ended
                                                              Dec. 31,                  Dec. 31,
                                                       ----------------------    ----------------------
                                                         2000         1999         2000         1999
                                                       ---------    ---------    ---------    ---------
OPERATIONS:
Interest margins earned                                $  81,936    $ 130,154    $ 453,565    $ 473,187

Provision for credit losses                             (501,653)     (10,207)    (643,000)     (22,390)

(Losses) gains on investments and disposal of assets    (113,040)      22,009     (168,589)      67,886

Operating expenses                                      (277,184)     (47,474)    (399,412)    (168,697)

(Loss) income from continuing operations                (578,011)      59,621     (542,927)     222,023

Net (loss) income                                       (718,156)      57,564     (936,035)     219,096


                                                          As of Dec. 31,
                                                   -----------------------------
                                                       2000              1999
                                                   -----------       -----------
FINANCIAL POSITION:

Managed assets                                     $10,537,875       $10,443,136
Nonaccruing assets                                     921,351           174,993
Reserve for credit losses                              578,750           178,266
Net assets of discontinued operations                1,162,223         2,702,236
Total assets                                        12,023,884        13,879,109
Total debt                                          10,997,687        11,407,767
Shareowner's equity                                    743,763         1,748,201